UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
 Securities Exchange Act of 1934

Date of Report: June 18, 2013
 (Date of earliest event reported)

LINCOLN EDUCATIONAL SERVICES CORPORATION
(Exact Name of Registrant as Specified in Charter)

New Jersey	000-51371	57-1150621
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 Executive Drive, Suite 340, West Orange, New Jersey 07052
(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (973) 736-9340

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On June 18, 2013, Lincoln Educational Services Corporation (the “Company”), as borrower, and certain of its wholly-owned subsidiaries, as guarantors, entered into an amendment (the “Amendment”) of a previously reported secured revolving credit agreement (the “Credit Agreement”) with a syndicate of four lenders led by Bank of America, N.A., as administrative agent, swing line lender and letter of credit issuer (the “Credit Facility”).

The Amendment reduces the aggregate principal amount available under the Credit Facility from $85 million to $60 million.  The Credit Facility continues to provide the Company with a $25 million letter of credit sublimit and a $5 million swing line sublimit, the availability of which will be at the discretion of the swing line lender, and the right to increase the aggregate amount available under the Credit Facility by up to $50 million upon the satisfaction of certain conditions.  The Amendment includes certain revisions relevant to the calculation of consolidated leverage ratio and consolidated fixed charge coverage ratio.

In connection with the Amendment, the Company is paying fees to the lenders that are customary for credit facility amendments of this type.

The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the Amendment filed as Exhibit 10.1 to this Current Report on Form 8-K, which is incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure contained in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 2.05	Costs Associated with Exit or Disposal Activities.

On June 18, 2013, the Company’s Board of Directors approved a plan to cease operations at four campuses in Ohio and one campus in Kentucky.  Federal legislation implemented on July 1, 2012 that prohibits “ability to benefit” students from participating in federal student financial aid programs led to a dramatic decrease in the number of students attending these five campuses.  As a result, the Company adopted the plan to cease operations at these campuses and, in accordance with the plan, the Company has stopped admitting new students at these five campuses effective immediately, but will provide currently enrolled  students who are scheduled to graduate before December 31, 2013 with the ability to complete their course of study at these five campuses. For fiscal year 2013, these campuses were expected to contribute approximately $24.0 million in revenue and 1,800 student starts.

In addition to the expected operational losses, the Company expects to incur approximately $12.5 million in additional pre-tax expenses during the second half of 2013 to cease operations at these five campuses.  The Company hopes to offset a portion of these cash charges by subleasing some of the properties impacted and transferring some students to other accredited institutions.  Once all operations have ceased at these campuses, the results of operations for these campuses will be reflected as discontinued operations in the Company’s financial statements.

Expected losses for fiscal year 2013 attributable to these five campuses, including costs to cease operations, are expected to range between ($0.60) to ($0.65) per share.

The results of operations at these five campuses for the three months ended March 31, 2013 and for the fiscal years ended December 31, 2012, 2011 and 2010 were as follows (in thousands):

	Three Months Ended March 31,	Year Ended December 31,
	2013	2012	2011	2010
Revenue	$3,813	$19,924	$35,099	$61,028
Operating expenses	(7,482)	(33,564)	(29,885)	(31,947)
	$(3,669)	$(13,640)	$5,214	$29,081

Amounts indicated include impairments of goodwill and long-lived assets for these campuses of $1.6 million and $8.7 million for the three months ended March 31, 2013 and for the year ended December 31, 2012, respectively.

Certain statements in this report are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to future events and financial performance.  These forward-looking statements involve risks and uncertainties.  Actual results may differ materially from those contemplated (expressed or implied) by such forward-looking statements because of, among other things, the risks and uncertainties you can find in our press releases and other SEC filings, including the risk factors identified under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012, as updated by our quarterly reports on Form 10-Q, copies of which may be obtained by visiting our Investors Relations web site at http://investors.lincolneducationalservices.com or the SEC’s web site at www.sec.gov.  All forward-looking statements are qualified in their entirety by this cautionary statement and the Company undertakes no obligation to revise or update this report to reflect events or circumstances after the date hereof.

Item 9.01.	Financial Statements and Exhibits.

(d)            Exhibits.

10.1
First Amendment to Credit Agreement dated as of June 18, 2013 among Lincoln Educational Services Corporation, the Guarantors party thereto, the Lenders party thereto, and Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  June 20, 2013

LINCOLN EDUCATIONAL SERVICES CORPORATION

By:	/s/ Cesar Ribeiro
	Name:	Cesar Ribeiro
	Title:	Executive Vice President, Chief Financial Officer and Treasurer